EXHIBIT 5.2

March 27, 2007

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re: The Cleveland Electric Illuminating Company, Registration Statement on Form S-3
(Registration No. 333-138101)

Ladies and Gentlemen:

We have acted as special counsel to The Cleveland Electric Illuminating Company, an Ohio corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $250,000,000 aggregate principal amount of 5.70% Senior Notes due 2017 (the “Notes”) of the Company issued under an Indenture (the “Indenture”), dated as of December 1, 2003, between the Company and The Bank of New York Trust Company, N.A., as successor trustee to JPMorgan Chase Bank (the “Trustee”), and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated March 22, 2007, among the Company and Greenwich Capital Markets, Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc., as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”).

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated October 31, 2006, forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated March 22, 2007 filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes (as so supplemented, the “Prospectus”), the Indenture, the forms of the Notes and the Underwriting Agreement. In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have also assumed (i) that the Notes have been duly authorized, executed, authenticated and delivered by or on behalf of the Company and paid for by the Underwriters, (ii) that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and are entitled to the benefits of the Indenture.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States and (ii) the Laws of the State of New York.

The Cleveland Electric Illuminating Company
March 27, 2007

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; and (iv) the power of the courts to award damages in lieu of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the captions “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

AKIN GUMP STRAUSS HAUER & FELD LLP